Exhibit 99.5

Offer for all Outstanding

5 5/8% Senior Notes Due 2012 and 5 7/8% Senior Notes Due 2015

in Exchange for

5 5/8% Senior Notes Due 2012 and 5 7/8% Senior Notes Due 2015

of AmerisourceBergen Corporation

Which Have Been Registered Under

the Securities Act of 1933, as Amended

To Our Clients:

Enclosed for your consideration is a Prospectus, dated                     , 2006 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of AmerisourceBergen Corporation (the “Issuer”) to exchange their 5 5/8% Senior Notes Due 2012 and 5 7/8% Senior Notes Due 2015 which have been registered under the Securities Act of 1933, as amended , for their outstanding 5 5/8% Senior Notes Due 2012 (“2012 Notes”) and 5 7/8% Senior Notes Due 2015 (“2015 Notes,” together with the 2012 Notes, the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of September 14, 2005, by and among the Issuer, the Subsidiary Guarantors named therein and Lehman Brothers Inc. on behalf of the Initial Purchasers.

This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2006, unless extended by the Issuer (the “Expiration Date”). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer is for any and all Old Notes.

2. The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions of the Exchange Offer.”

3. Any transfer taxes incident to the transfer of Old Notes from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 5:00 p.m., New York City time, on                     , 2006, unless extended by the Issuer.

If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by AmerisourceBergen Corporation with respect to their Old Notes.

This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Please tender the Old Notes held by you for any account as indicated below:

Aggregate Principal Amount of Old Notes

5 5/8% Senior Notes Due 2012

☐ Please do not tender any 2012 Notes held by you for my account.

5 7/8% Senior Notes Due 2015

☐ Please do not tender any 2015 Notes held by you for my account.

Dated: , 2006	Signature(s)

Please print name(s) here Address(es)

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless specific contrary instructions are given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account.

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